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Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto Array BioPharma Inc. (303) 386-1193 thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR OF FISCAL 2003

        Boulder, Colo., (August 4, 2003)—Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the fourth quarter and full year of fiscal 2003, ended June 30, 2003.

        During the fourth quarter of fiscal 2003, Array reported total revenue of $7.1 million, compared to $10.0 million during the same period in fiscal 2002. Net loss was $9.4 million, or ($0.33) per share, for the fourth quarter, which included non-cash adjustments to asset values totaling $5.0 million, or ($0.18) per share. This compares to a net loss of $845,000, or ($0.03) per share, for the comparable quarter in fiscal 2002.

        "During fiscal 2003, Array made significant progress on its strategic initiatives despite a difficult research collaboration marketplace," said Robert E. Conway, Chief Executive Officer. "We doubled our investment in our proprietary research programs and are particularly excited about the rapid advancement of our lead proprietary MEK oncology program. We anticipate filing an IND and initiating Phase I clinical development for the MEK program during fiscal 2004 and are evaluating potential partners to help further develop this oncology program."

        "We are pleased to have met the analysts' consensus estimate for revenues and operating earnings per share for the fourth quarter," said Michael Carruthers, Chief Financial Officer. Array's non-cash fiscal year-end adjustments to asset values of $5.0 million include increasing inventory reserves for Lead Generation Libraries by $4.1 million, recording an unrealized loss on investment in a private biotech company of $500,000 and expensing all previously capitalized patent costs in the amount of approximately $400,000. "We reduced the inventory carrying values for our Lead Generation Library business in light of the difficult market conditions we experienced during the second half of fiscal 2003. We remain committed to our Lead Generation Library business and feel it is an integral part of Array's overall business strategy," added Mr. Carruthers.

        Highlights during the fourth quarter of fiscal 2003 include:

  •
  Increasing investment in Array's proprietary research to $3.7 million for the current quarter and $11.2 million for the full year, compared to $1.8 million and $5.5 million for the same periods last fiscal year.

  •
  Completing synthesis of the cGMP bulk material, and initiating GLP toxicology testing, for the MEK oncology program.

  •
  Continuing development of two other proprietary programs, which are in early preclinical testing, for oncology and inflammation indications and anticipate nominating a clinical candidate from one of these programs during fiscal 2004.

  •
  Advancing other proprietary programs that are in lead generation and expect to move several of these programs into lead optimization in fiscal 2004.

  •
  Initiating a drug discovery collaboration with GenPath Pharmaceuticals, Inc. to identify small molecule drugs against a proprietary GenPath target using the Array Discovery Platform. Array will receive research funding and be entitled to receive milestone payments based on the selection and progress of a development candidate.

  •
  Hiring Joseph P. Lyssikatos, Ph.D., as Director of Lead Optimization. Dr. Lyssikatos is responsible for leading Array's rapidly expanding proprietary oncology research programs. Prior to joining Array, Dr. Lyssikatos built and led the medicinal chemistry and in-vitro pharmacology groups at Thios Pharmaceuticals and also spent nine years at Pfizer Inc, where he focused on oncology research.

  •
  Initiating research in the Company's new pharmacology unit, an important addition to the Array Discovery Platform. This in-house capability, which includes early toxicity and pharmacology testing to determine the safety and efficacy of compounds, will accelerate both collaborative and proprietary research programs.

        Revenue for the fiscal year ended June 30, 2003, was $35,125,000, a slight increase compared to revenue of $35,089,000 for fiscal year 2002. The net loss for the fiscal year ended June 30, 2003, was $19.6 million, or ($0.70) per share, and includes the $5.0 million, or ($0.18) per share, of non-cash charges in the fourth quarter. This compares to a net loss of $4.5 million, or ($0.18) per share, reported in fiscal year 2002. Array ended fiscal 2003 with $34.1 million in cash and marketable securities.

        Array will hold a conference call on Tuesday, August 5, 2003, at 9:00 a.m. eastern time to discuss these results and Array's earnings guidance for fiscal 2004. If there is any additional information provided during this call, it will be available on a replay of the call and as a web cast on www.arraybiopharma.com. Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

CONFERENCE CALL INFORMATION
Date:	Tuesday, August 5, 2003
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 930-1344
Toll:	(312) 461-9606
Pass Code:	121459
Web Cast:	www.arraybiopharma.com

        There will be a replay of the conference call for one week, which can be accessed in the United States by dialing toll-free (888) 203-1112, and outside the United States (719) 457-0820. The access code is 121459. Replay of the call will also be available as a web cast on Array's web site at www.arraybiopharma.com.

About Array BioPharma:

        Array BioPharma is a drug discovery company creating new small molecule drugs through the integration of chemistry, biology and informatics. Our experienced scientists use an integrated set of drug discovery technologies, which we call the Array Discovery Platform, to invent small molecule drugs in collaboration with leading pharmaceutical and biotechnology companies and for our own pipeline of proprietary drug candidates. For more information on Array BioPharma, please visit our web site at www.arraybiopharma.com.

Array Forward-Looking Statement:

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on Form 10-K for the fiscal year ended June 30, 2002, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with and fund third parties on their drug discovery activities, the ability of our collaborators and of Array to meet drug discovery objectives tied to milestones and royalties, our ability to continue to fund and successfully progress internal research efforts, and our ability to attract and retain experienced scientists and management. We are providing this information as of August 4, 2003. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

-more-

Array BioPharma Inc.
Condensed Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2003	2002	2003	2002
	(unaudited)
Revenue	$7,092	$10,035	$35,125	$35,089
Cost of revenue*	4,325	5,432	20,954	19,411
Inventory reserve	4,100	—	4,100	—

Gross profit (loss)	(1,333)	4,603	10,071	15,678
Research and development for collaborations*	1,815	2,029	8,466	7,499
Research and development for proprietary drug discovery*	3,701	1,808	11,176	5,509
Selling, general and administrative expenses*	1,977	1,517	8,407	6,213
Compensation related to stock option grants	156	488	1,883	2,421

Total operating expenses	7,649	5,842	29,932	21,642

Loss from operations	(8,982)	(1,239)	(19,861)	(5,964)
Interest income	129	394	787	1,483
Other expense—unrealized loss on investment	(500)	—	(500)	—

Net loss	$(9,353)	$(845)	$(19,574)	$(4,481)

Basic and diluted net loss per share	$(0.33)	$(0.03)	$(0.70)	$(0.18)

Number of shares used to compute per share data	28,115	27,414	27,830	24,920

*
Excludes compensation related to option grants

Summary Balance Sheet Data
(in thousands)

	June 30, 2003	June 30, 2002
Cash, cash equivalents and marketable securities	$34,130	$59,598
Property, plant and equipment, gross	53,939	44,365
Working capital	39,453	57,350
Total assets	83,830	107,915
Stockholders' equity	77,714	93,901

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ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2003